Exhibit 10.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of August 1st, 2016 (the “Effective Date”), by and between Vical Incorporated, a Delaware corporation (the “Company”), having its principal place of business at 10390 Pacific Center Court, San Diego, California 92121, USA, and AnGes MG Inc., a Japanese corporation (the “Purchaser”), having its principal place of business at 7-7-15 Saito-Asagi, Ibaraki, Osaka, 567-0085, Japan.  The Company and the Purchaser are individually referred to herein as a “party” and collectively as the “parties.”

Whereas, the Company wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Company, shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms and subject to the conditions set forth in this Agreement.

Agreement

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Purchaser hereby agree as follows:

1.	Definitions

The following terms shall have the respective meanings set forth below:

1.1 “Acquisition Transaction” shall have the meaning set forth in Section 10.1(g).

1.2 “Affiliate” shall mean any entity controlled by, controlling, or under common control with a party hereto and shall include any entity more than 50% of the voting stock or participating profit interest of which is owned or controlled, directly or indirectly, by a party, and any entity which owns or controls, directly or indirectly, more than 50% of the voting stock of a party.

1.3 “Agreement” shall have the meaning set forth in the preamble.

1.4 “Bankruptcy Event” shall mean the Company making an assignment for the benefit of creditors or commencing any proceeding under any bankruptcy, reorganization, insolvency, dissolution or liquidation law of any jurisdiction or any such petition being filed or any such proceeding being commenced against the Company and either (a) the Company by any act indicating its approval thereof, consents thereto or acquiesces therein or (b) such petition, application or proceeding is not dismissed within 90 days.

1.5 “Board” shall have the meaning set forth in Section 8.1(c).

1.6 “Business Day” shall mean any day (except Saturdays and Sundays and public holidays) when a majority of deposit-taking banks in each of the City of San Diego, United States of America and Tokyo, Japan are open to take over-the-counter deposits.

1.7 “Closing” shall mean the closing of the sale and purchase of the Shares.

1.8 “Closing Date” shall mean the date of the closing of the purchase and sale of the Shares, which shall take place on the Business Day following the satisfaction or waiver of all of the conditions to the obligations of

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the parties set forth in Sections 6 and 7 (other than those conditions that by their nature will be satisfied on the Closing Date), or such other date as mutually agreed by the parties; provided, that, the Closing Date is not later than the Outside Date.

1.9 “Company Indemnified Party” shall have the meaning set forth in Section 11.2(b).

1.10 “Confidential Information” shall have the meaning set forth in Section 10.5(b).

1.11 "Company IP" means all material Intellectual Property used or held for use in or reasonably necessary for the conduct of, the business of the Company as currently conducted.

1.12 “Company Products” means each of the biopharmaceutical products developed, manufactured, sold or distributed by the Company.

1.13 “Company Securities” shall have the meaning set forth in Section 10.1(a)

1.14 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.15 “FDA” means the United States Food and Drug Administration.

1.16 “Federal and State Health Care laws” means all: (a) laws and regulations administered by the FDA, including the Food Drug and Cosmetic Act, and any other federal laws and regulations governing the manufacture, distribution, and sale of medical devices, whether or not administered by the FDA; (b) federal fraud and abuse laws and regulations, including the federal patient referral law, 42 U.S.C.  § 1395nn, commonly known as “Stark”, the federal anti-kickback law, 42 U.S.C.  § 1320a-7b, the federal civil monetary penalty statute, 42 U.S.C.  §1320a-7a, federal laws and regulations governing exclusion, including 42 U.S.C.  §1320a-7, federal laws and regulations regarding the submission of false claims, false billing, false coding, and similar state laws and regulations; (c) federal and state laws and regulations applicable to reimbursement and reassignment; (d) HIPAA and other federal and state privacy laws and regulations; (e) federal laws and regulations affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act; (f) laws and regulations affecting the Tricare, CHAMPUS, Veterans, and black lung disease programs and any other health care program financed with United States government funds; (g) all federal laws and regulations affecting the medical assistance program established by Titles V, XIX, XX, and XXI of the Social Security Act, and all state statutes and plans and regulations for medical assistance enacted in connection with the federal statutes and regulations; (h) state laws and regulations regarding fee splitting, referrals by physicians and other health care professionals, and kickbacks; (i) any other federal or state law or regulation governing medical devices or health care; and (j) with regard to (a)(i) above any law succeeding thereto and all amendments and supplements to the laws and regulations set forth in (a)(i), in each case to the extent applicable to the Company.

1.17 “Financial Statements” shall mean the financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and filed with SEC, and in any of the Company’s Quarterly Reports on Form 10-Q filed with the SEC subsequent to such Form 10-K and prior to the Effective Date.

1.18 “Food Drug and Cosmetic Act” means 21 U.S.C 301 et.  seq., and all regulations promulgated thereto.

1.19 “GAAP” means generally accepted accounting principles in the United States as currently in effect.

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1.20 “Government Health Care Programs” means the Medicare, Tricare, CHAMPUS, Veterans, and black lung disease programs and any other health care plan or program that provides health benefits, whether directly, through insurance or otherwise, which is funded directly, in whole or in part, by the United States government, other than the federal employee health benefits program; and any program receiving funds under Titles V, XIX (including Medicaid), and XX of the Social Security Act, or from an allotment to a state under such title, or a state child health plan approved under Title XXI of the Social Security Act, in each case to the extent applicable to the Company.

1.21 “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, and all regulations and formal guidance promulgated thereunder.

1.22 “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.23 “Indemnified Party” shall have the meaning set forth in Section 8.4(c).

1.24 “Indemnifying Party” shall have the meaning set forth in Section 8.4(c).

1.25 “Intellectual Property” shall mean all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights ("Patents"); (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any "moral" rights ("Copyrights"); (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing ("Trademarks"); (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein, including but not limited to formulations, systems, practices or procedures ("Trade Secrets"); (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation ("Software"); and (f) Internet domain name registrations.

1.26 “Law” shall mean any law, statute, regulation, directive, treaty, code, ordinance, decree, judgment, rule, permits, and the organizational documents and bylaws of the Company.

1.27 “Lien” shall mean any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens), violation, charge, lease, license, encumbrance, claim, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

1.28 “Losses” shall mean all liabilities, including, without limitation, all fines, fees, losses, costs, claims, judgments, awards, obligations, liabilities, charges, taxes, interest, damages, penalties and expenses (including, without limitation, reasonable attorneys’ fees and expenses and costs of investigation and litigation).

1.29 “Material Agreement” shall have the meaning set forth in Section 4.8.

1.30 “Material Adverse Effect” shall any circumstances, developments, violations, changes, state of facts or matters that individually or in the aggregate have (i) a material adverse effect on the business, results of operations, employee relationships, customer or supplier relationships, financial condition, properties, assets or liabilities of the Company; provided, however, that for purposes of this clause (i) “Material Adverse Effect”

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shall not include any changes, effects, events or circumstances to the extent arising out of or resulting from (a) general economic, banking, currency, capital market or political conditions, (b) general market conditions (including in each of clauses (a) and (b) above, war, acts of war, declared or undeclared, outbreaks or escalations of hostilities, or acts or threats of terrorism), or (c) any announcement or public disclosure of the execution of this Agreement or the transactions contemplated hereby, except, in the case of clauses (a) and (b) above, to the extent such conditions have a materially disproportionate adverse impact on the Company relative to other industry participants, and (ii) a material adverse effect on the ability of the Company to timely consummate the transactions contemplated by this Agreement.

1.31 “Outside Date” shall have the meaning set forth in Section 12.1(d).

1.32 “party” or “parties” shall have the meaning set forth in the preamble.

1.33 “Person” shall mean any natural person, corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, joint stock company, trust, unincorporated organization, association, sole proprietorship, governmental body, or agency or political subdivision of any government.

1.34 “Purchase Price” shall mean the purchase price for the Shares calculated by multiplying the total number of Shares by the Share Price.

1.35 “Registrable Shares” shall mean the Shares; provided, however, that Shares shall only be treated as Registrable Shares if and only for so long as they (a) have not been disposed of pursuant to a registration statement declared effective by the SEC, and (b) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions, resale volume limitations and restrictive legends with respect thereto are removed upon the consummation of such sale and (c) are held by the Purchaser, an Affiliate of the Purchaser or any other Person to whom the rights under Article 8 have been transferred in accordance with Section 8.9.

1.36 “Registration Expenses” shall mean all expenses incurred by the Company in complying with Section 8 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, reasonable out of pocket expenses of the Company related to the “road show” for any underwritten offering (including all travel, meals and lodging), fees and disbursements of counsel to the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the fees and disbursements of counsel to the Purchaser (up to a maximum of $25,000 for such counsel fees and disbursements), but excluding all underwriting discounts and selling commissions in an applicable sale of Registrable Shares.

1.37 “Registration Statement” shall mean a registration statement filed by the Company with the SEC to register Registrable Shares on Form S-3 under the Securities Act or on such other form which is appropriate to register such Registrable Shares for resale from time to time by the Purchaser.

1.38 “Release” shall mean any release, spill, emission, pouring, pumping, injection, deposit, disposal, discharge, dispersal, leaking or migration into the indoor or outdoor environment or into or out of any assets or properties owned or leased by the Company, as the case may be, including the movement of contaminants through or in the air, soil, surface water, ground water or property.

1.39 “Representative” shall have the meaning set forth in Section 10.5(a).

1.40 “SEC” shall mean the United States Securities and Exchange Commission.

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1.41 “SEC Filings” shall mean all reports, schedules, forms, statements and other documents filed or required to be filed by the Company with the SEC pursuant to the requirements of the Securities Act or the Exchange Act, including material filed pursuant to Section 13(a) or 15(c) of the Exchange Act, in each case, together with all exhibits, supplements, amendments and schedules thereto, and all documents incorporated by reference therein.

1.42 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.43 “Shares” shall mean 1,841,420 shares of Common Stock being purchased under this Agreement.

1.44 “Share Price” shall mean $4.2448 per Share.

1.45 “SPA Purchaser Indemnified Parties” shall have the meaning set forth in Section 11.2(a).

1.46 “Suspension Period” shall have the meaning set forth in Section 8.2(b).

1.47 “Tax Return” shall have the meaning set forth in Section 4.12(a).

1.48 “Transfer Restriction Expiration Date” shall have the meaning set forth in Article 9.

2.	Agreement to Sell and Purchase.

2.1 Authorization of Shares.  The Company has authorized the sale and issuance to the Purchaser of the Shares under the terms and conditions of this Agreement.

2.2 Sale and Purchase.  Subject to the terms and conditions hereof, at the Closing, the Company shall issue and sell to the Purchaser free and clear of all Liens (other than those imposed by this Agreement or by applicable laws or regulations), and the Purchaser shall purchase from the Company, the Shares at a price per share equal to the Share Price.

3.	Closing, Delivery And Payment.

3.1 Closing.  The Closing shall take place at the offices of Cooley llp, 4401 Eastgate Mall, San Diego, CA, 92121 at 10 AM (local time) on the Closing Date or at such other place, time and/or date as the Company and the Purchaser may agree in writing (including by electronic transmission).  The Company and the Purchaser will use their respective reasonable efforts to cause the Closing Date to occur on August 2nd, 2016 and, if the Closing Date does not occur on such date, then as soon as practicable thereafter prior to the Outside Date; provided, that, no party shall be required as a result of the foregoing to waive any conditions to such party’s obligations to consummate the Closing.

3.2 Payment and Delivery.

(a) At the Closing, subject to the terms and conditions hereof, the Purchaser shall pay the Purchase Price by wire transfer of immediately available funds in accordance with wire instructions provided by the Company to the Purchaser at least five Business Days prior to the Closing, and the Company shall deliver to the Purchaser (i) a certificate or certificates registered in the name of the Purchaser, and/or in such nominee name(s) as designated in writing by the Purchaser (or, at the election of the Purchaser, appropriate evidence of a book-entry transfer representing the Shares registered in the name of the Purchaser, and/or in such nominee name(s) as designated in writing by the Purchaser), and (ii) the officer’s certificate contemplated in Section 7.5.

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(b) The Company acknowledges that the delivery to it of a federal wire reference number indicating that a wire transfer has been initiated for the Purchase Price in immediately available funds to the bank account notified to the Purchaser by the Company pursuant to Section 3.2(a) shall constitute payment by the Purchaser to the Company of the Purchase Price; provided, however, that this Section 3.2(b) shall be null and void if the Purchase Price has not been delivered to such bank account on the Closing Date.

4.	Representations, Warranties and Covenants of the Company.

The Company hereby represents and warrants to the Purchaser as of the Effective Date and the Closing Date as follows, in each case except as otherwise disclosed in the SEC Filings only to the extent that the facts giving rise to the exception are readily apparent from a reading of the SEC Filings:

4.1 Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business.  The Company is duly qualified to transact business as a corporation and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect.  The Company does not have any subsidiaries.

4.2 Authorization; Due Execution.  The Board has duly authorized the entry by the Company into this Agreement and the transactions contemplated in this Agreement.  No other corporate action on the part of the Company is necessary to enter into this Agreement and to consummate the transactions contemplated in this Agreement.  This Agreement has been duly authorized, executed and delivered by the Company and, upon due execution and delivery by the Purchaser of this Agreement, this Agreement will be a valid and binding obligation of the Company, enforceable in accordance with its terms, except (a) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles or (b) to the extent that the enforceability of the indemnification provisions set forth in Sections 8.4 and 11 hereof may be limited by applicable laws.

4.3 Capitalization; Valid Issuance of Stock.

(a) The authorized capital stock of the Company consists of (a) 5,000,000 shares of preferred stock, par value $.01 per share, and (b) 160,000,000 shares of Common Stock.  As of the close of business on July 25, 2016, no shares of the Company’s preferred stock were issued and outstanding or held in treasury, and 9,207,105 shares of Common Stock were issued and outstanding.  As of the close of business on July 25, 2016, there were outstanding options to purchase an aggregate of 1,235,620 shares of Common Stock and outstanding restricted stock units covering an aggregate of 101,241 shares of Common Stock.  As of the close of business on July 28, 2016, the Company had reserved an aggregate of 655,113 shares of Common Stock for issuance pursuant to the Company’s employee benefit plans (including shares issued in respect of awards and shares subject to outstanding awards).  All issued shares of Common Stock have been duly authorized and are validly issued, fully paid and are non-assessable and are not subject to and were not issued in violation of any preemptive rights.  Except as set forth above, as of the close of business on July 28, 2016, the Company did not have outstanding any securities providing the holder the right to acquire Common Stock, and did not have any commitment to authorize, issue or sell any Common Stock.

(b) The Shares, when issued, sold and delivered in accordance with the terms of Sections 2 and 3 hereof for the consideration and on the terms and conditions set forth herein, will be duly and validly authorized and issued, fully paid and nonassessable and, based in part upon the representations of the Purchaser in this Agreement, will be issued in compliance with all applicable federal and state

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securities laws.  At the Closing, the Purchaser will acquire good and marketable title to the Shares, free and clear of all Liens (other than those imposed by this Agreement or by applicable laws or regulations).

4.4 No Defaults.

(a) There exists no default under the provisions of any instrument or agreement evidencing, governing or otherwise relating to any material indebtedness of the Company, or with respect to any other agreement, a default under which could have a Material Adverse Effect upon the Company’s ability to perform its obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (with or without the passage of time or the giving of notice, or both) will (i) with or without the giving of notice or passage of time, or both, violate, be in conflict with or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Agreement to which the Company is a party or by which the Company or any of its assets may be bound; or (ii) violate or conflict with any Laws to which the Company is subject, except in each case for any such conflicts, violations, breaches, defaults or other occurrences which have not had and do not constitute a Material Adverse Effect.

4.5 SEC Filings.  The Company has timely filed with the SEC all SEC Filings.  The SEC Filings were prepared in accordance with and, as of the date on which each such SEC Filing was filed with the SEC, complied in all material respects with the applicable requirements of the Exchange Act.  None of such SEC Filings, including, without limitation, any financial statements, exhibits and schedules included therein and documents incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the knowledge of the Company, none of the SEC Filings is the subject of ongoing SEC review or outstanding SEC comment.  Each of the balance sheets included in or incorporated by reference into any SEC Filing required to be filed by the Company on or after December 31, 2015 and until the Effective Date presented fairly in all material respects the consolidated financial position of the Company as of its date, and each of the statements of income and of cash flows included in or incorporated by reference into such SEC Filings (including any related notes and schedules) presented fairly in all material respects the results of operations, and changes in financial position, income or cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to the omission of certain notes not ordinarily accompanying such unaudited financial statements and to normal, year-end audit adjustments, none of which is material), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

4.6 Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for such approvals or consents as may be required under the HSR Act and such other notices required or permitted to be filed with certain state and federal securities commissions after the Effective Date, which notices will be filed on a timely basis.

4.7 No Conflict.  The Company’s execution, delivery and performance of this Agreement does not violate any provision of the Company’s Restated Certificate of Incorporation or Bylaws, each as amended as of the date hereof (copies of which have been filed with the Company’s SEC Filings), any provision of any order, writ,

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judgment, injunction, decree, determination or award to which the Company is a party or by which it is bound, or, to the Company’s knowledge, any law, rule or regulation currently in effect having applicability to the Company.

4.8 Material Agreements.

(a) All material agreements required to be filed or required to be incorporated by reference by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 under Item 601(b)(10) of Regulation S-K (collectively, the “Material Agreements”) are valid and enforceable against the Company in accordance with their respective terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditor’s and contracting parties’ rights generally, and (ii) as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.  The Company is not in material breach or default of any terms of any of the Material Agreements, and no condition or event exists which, with the giving of notice or the passage of time or both, would constitute a breach or default of any material term by the Company or any other party there to, or permit the termination, cancellation or acceleration of performance of any material obligation of the Company or any other party to such Material Agreements, except as would not reasonably be expected to result in a Material Adverse Effect.  The Company has not received a written notice of termination nor is the Company otherwise aware of any threats to terminate any of the Material Agreements.

(b) There are no Material Agreements to which the Company is a party that impose on the Company any obligations which would materially restrict the business, the use of the assets or other conduct of the Company; including, without limitation, contracts that: (i) contain covenants restricting the ability of the Company from competing in any line of business or geographical area; or (ii) contain most-favored nation clauses under which the Company must set favorable conditions for a counter-party that would materially and adversely impair the Company’s ability to conduct its business as described in the SEC Filings.

(c) The Company has never entered into any material strategic alliance agreements, joint venture agreements, or any other similar contracts that remain in effect.

4.9 No Material Adverse Effect.  Since December 31, 2015 and prior to the Closing Date, there has not been any event, condition, change, effect, state of facts, circumstance, omission or occurrence that has had a Material Adverse Effect.

4.10 Intellectual Property.

(a) To the Company’s knowledge, the Company owns or possesses adequate rights to use all Intellectual Property necessary for the conduct of its businesses as conducted as of the Effective Date, except to the extent any failure to possess such rights would result in a Material Adverse Effect.  The conduct of the business of the Company as currently conducted and the products and services of the Company, do not infringe, violate, dilute or misappropriate and have not infringed, violated, diluted or misappropriated any Intellectual Property of any Person (“Third Party Rights”), except as would not result in a Material Adverse Effect.  Since January 1, 2014, the Company has not received any written notice of any claims (including through an invitation to license, cease and desist or equivalent letter or any other notice of any allegation (including any third party claims for indemnification)) that have been made against the Company, nor is there any pending or, to the Company’s knowledge, threatened legal action or any other proceeding alleging the infringement, violation or

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misappropriation by the Company, or by the products or services of the Company, of any Third Party Rights.  To the Company’s knowledge, there is no infringement, misappropriation or violation by any Person of any of the material Company IP.

(b) The Company has taken reasonable steps and security measures in accordance with industry practice to protect, maintain and safeguard the confidentiality of and its rights in all Company-owned Trade Secrets included in Company IP and third party Trade Secrets provided to the Company that are subject to confidentiality obligations, including by requiring all of its employees, contractors and consultants and any other Person whom the Company has authorized to have access to such Trade Secrets to execute confidentiality and non-disclosure agreements or to otherwise be bound by similar obligations of confidentiality and non-use, and to the Company’s knowledge, there has not been any breach by any party to such agreements, except in each case, as would not constitute a Company Material Adverse Effect.  To the Company’s knowledge, no Company IP is in jeopardy of being lost or abandoned through failure to act of the Company.

(c) Each current, and to the Company’s knowledge, former, employee, advisor, partner, consultant or contractor of the Company and any other individual (to the extent such individual has been involved in the creation, invention or development of Intellectual Property for or on behalf of the Company) (each such Person, a “Contributor”) has executed and delivered written contracts with the Company that assigns to the Company, or provides the Company with a right to negotiate a license to, all Intellectual Property relating to the business of the Company that are or were created, invented or developed by such Contributors during the course of their work for or on behalf of the Company.  Without limiting the foregoing, to the Company’s knowledge no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to Company IP, nor has any Contributor made any assertions in writing to the Company with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion; and neither this Agreement nor the transactions contemplated hereby will provide any Contributor with any such right, claim, interest or option.

4.11 Litigation.

(a) Except for those that would not have a Material Adverse Effect, there are no: (i) claims pending or threatened against, relating to or affecting the Company, the business of the Company, or any of the officers, directors or key employees of the Company, or (ii) facts or circumstances that would reasonably be expected to give rise to any claims that would be required to be disclosed pursuant to clause (i).

(b) Except for those that would not have a Material Adverse Effect, none of the Company, or the assets or properties of the Company are subject to any continuing order, outstanding judgment, warrant, decree, or injunction issued by any governmental authority.

4.12 Taxes.

(a) The Company has legally and properly filed all returns and otherwise followed the procedures required in connection with corporate income tax, inhabitant tax, enterprise tax and any other taxes and public dues (including foreign taxes and public dues and back taxes, delinquency tax or additional tax, etc.  imposed by the tax authority in relation to the taxes referred to above), and have paid all taxes that became due and payable in a timely manner, or, where not yet due, have been adequately provided for in the Company’s Financial Statements (in accordance with GAAP), in each case except as would not result in a Material Adverse Effect.  The Company’s Financial Statements

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reflect an adequate reserve (in accordance with GAAP) for all material taxes payable by the Company through the date of such Financial Statements.  All tax returns and reports filed by the Company in connection with the taxes and other documents addressed to the tax authority (collectively, the “Tax Returns”) are true and correct.  The Company has not received any request for amendment, or any correction or determination with respect to material issues, that is adverse to the Company from the tax authority with respect to the Tax Returns filed by the Company to date.  There are no special agreements or other arrangements (whether or not legally binding) between the Company and the tax authority in connection with the taxes.  With respect to the Company, it is not a party to any action by any taxing authority and there is not (to its knowledge) any pending or threatened inquiry, inspection, investigation, attachment, delinquency disposition or other proceeding in relation to the taxation or proceedings for administrative protests relating to taxes, tax litigation or other dispute (whether mandatory or voluntary).

(b) The Company has legally, properly and in a timely manner paid the taxes for which the Company is obligated to withhold income tax at the source or otherwise to collect the taxes and pay them to the tax authority, and has properly accounted for such taxes, except as would not have a Material Adverse Effect.

(c) There are no Liens for taxes upon the assets of the Company other than for current taxes not yet due and payable or for taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made in the Company’s Financial Statements, except as would not have a Material Adverse Effect.

(d) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to tax by that jurisdiction, except as would not have a Material Adverse Effect.

4.13 Environmental Matters.

(a) In relation to the business of the Company, during the three year period prior to the Effective Date, no proceeding or action, domestic or foreign, relating to any environmental law has been taken or is pending and is threatened against the Company by any authority or any third party with respect to the use, Release, manufacture, storage, handling, transportation or disposal of contaminants, except for those that would not have a Material Adverse Effect.

(b) There has not been a Release or threatened Release of any contaminants on the current real property owned, leased or used in connection with the business of the Company in amounts or under circumstances that result in a material violation by the Company of any environmental law, except as would not have a Material Adverse Effect.

4.14 Compliance with Laws.  The Company has complied with, and is not in violation or default of, any law to which it or its business is subject, including export and import licensing and other laws, nor has any event occurred nor does any circumstance exist which, with the giving of notice or passage of time or both, would constitute any such violation or breach, except for the violation of such laws that did not have or would not have a Material Adverse Effect.

4.15 No Corrupt Payments.

(a) None of the Company or any of its directors, officers, agents, employees, representatives or any Person authorized to act on their behalf (in their capacities as such), has during the past five years

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with respect to the Company’s business: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity (including any political party or party official or candidate for political office); (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a government official or a governmental authority (including any entity owned or controlled by a governmental authority or of a public international organization) that, in each case, was illegal under any applicable Law; (iii) made any payment, bribe or kickback payment to any customer or supplier or to any officer, director, partner, employee or agent of any such customer or supplier, in each case that was unlawful under any applicable Law; (iv) made any payment to any Person in connection with any contract with a governmental authority (including any entity owned or controlled by a governmental authority or of a public international organization) in violation of any applicable Law; or (v) engaged in any other reciprocal practice, or made any other payment or gave any other consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in each case, that was unlawful under any applicable Law.

(b) No officer, director or, to the Company’s knowledge, employee of the Company is employed or a representative of a governmental authority or a public international organization.

4.16 No Undisclosed Liabilities.  There are no liabilities of the Company of the type required to be disclosed on the balance sheet of the Company or in the notes thereto in accordance with GAAP and the rules and regulations of the SEC applicable thereto, other than liabilities (a) specifically stated and adequately reserved against in the Company’s balance sheet dated December 31, 2015, (b) incurred in the ordinary course of business consistent with past practice since the Company’s balance sheet dated December 31, 2015, or (c) that would not constitute a Material Adverse Effect.

4.17 No Brokers or Finders.  The Company is not a party to any contract, agreement or understanding with any Person that would give rise to a claim against the Company or the Purchaser for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement (including the issuance and sale of the Shares).

4.18 Regulatory Compliance.

(a) There are no Company Products that are distributed for commercial sale or sold commercially by or on behalf of the Company.

(b) All of the Company Products that are manufactured by the Company are manufactured in compliance in all material respects with the Food, Drug and Cosmetic Act, state law equivalents and similar foreign acts applicable to the Company’s Products, including, without limitation, the following: (i) each facility owned by the Company and, to the Company’s knowledge, each facility not owned by the Company, that manufactures the Company’s Products conforms to applicable current good manufacturing practices and complies with all other applicable requirements of the FDA and other governmental authorities with respect to the manufacture of the Company’s Products; (ii) no facility owned by the Company or, to the Company’s knowledge, not owned by the Company, that manufactures the Company Products has been the subject of any adverse inspection report by the FDA or other governmental authority; (iii) each of the Company’s Products has received all necessary FDA and other approvals necessary for non-commercial manufacture in the United States and in each other country where it is manufactured; (iv) none of the Company Products is subject to an adverse event report, an FDA warning letter (or similar correspondence or notification) or recall, or a public health notification from or to the FDA or other governmental authority; and (v) all Company Products

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that are exported by or on behalf of the Company to or from the United States are exported or imported in accordance with all FDA requirements, the Food, Drug, and Cosmetic Act, all similar foreign acts applicable to the Company Products, and all other applicable import and export control Laws, in each case except as would not result in a Material Adverse Effect.

(c) The Company has not engaged in any activities which are prohibited under any Federal and State Health Care Laws (whether applicable to relationships with Government Health Care Programs, commercial third-party payors, healthcare providers or other entities or individuals), including prohibitions on referrals by physicians or other health care licensees, fee splitting, billing, or which otherwise constitute fraud, including the following: (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Government Health Care Program, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Government Health Care Program, and (iv) filing or causing the filing of any claim for services in violation of federal or state laws and regulations governing referrals by physicians or other health care providers, including 42 U.S.C.  § 1395nn and regulations promulgated thereunder, except in each case as would not result in a Material Adverse Effect.

(d) The Company has timely and accurately filed all requisite claims and other reports (including pursuant to the Physician Payments Sunshine Act and any other applicable open records laws of any applicable government entities) required to be filed in connection with all Government Health Care Programs in which the Company participates, if any, except to the extent that the failure to file such claims and reports has not had and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  There are no Proceedings or orders from any Governmental Authority pending or, to the knowledge of the Company, threatened or scheduled, by or before any governmental authority, which for this purpose includes any intermediary, carrier, CMS, or any other state or federal agency with respect to any Government Health Care Program claim filed by the Company, or program compliance matters (including compliance with all applicable reporting requirements), which individually or in the aggregate have had or would reasonably be expected to result in a Material Adverse Effect.  Except for routinely scheduled reviews, no validity review or program integrity review related to the Company Products or services has been conducted by any governmental authority in connection with any Government Health Care Programs or by any other third-party payor, and, to the knowledge of the Company, no such review is scheduled, pending or threatened against or affecting the Company.

(e) No physician who has a financial relationship with the Company (whether an investment or ownership interest or compensation arrangement) refers patients to the products or services of the Company.

(f) The Company has not submitted and does not submit claims to Government Health Care Programs.

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(g) None of the Company or its employees or, to knowledge of the Company, independent contractors is or has ever been excluded from participation from any federal or state health care program or listed on the General Services Administration list of excluded parties.

5.	Representations, Warranties and Covenants of the Purchaser.

The Purchaser hereby makes the following representations and warranties to the Company:

5.1 Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business.

5.2 Authorization; Due Execution.  The Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement.  All corporate action on the part of the Purchaser, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement have been taken.  This Agreement has been duly authorized, executed and delivered by the Purchaser, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (a) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles or (b) to the extent that the enforceability of the indemnification provisions set forth in Sections 8.4 and 11 hereof may be limited by applicable laws.

5.3 Ownership in the Company.  As of the Closing Date, the Purchaser will not beneficially own (as such term is defined for purposes of Section 16 of the Exchange Act), directly or indirectly, more than 19.9% of the outstanding Common Stock.  Other than the rights provided for under this Agreement, the Purchaser does not have any rights to acquire Common Stock.

5.4 Purchase Entirely for Own Account.  This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement it hereby confirms, that the Shares purchased by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third party, with respect to the Shares, if issued.

5.5 Disclosure of Information.  The Purchaser has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Agreement and to acquire the Shares.  The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares.  Section 5.5 is not intended to limit in any respect the representations and warranties made by the Company in Section 4.

5.6 Investment Experience.  The Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.  The Purchaser also represents it has not been organized solely for the purpose of acquiring the Shares.

5.7 Accredited Investor.  The Purchaser is an “accredited investor” as such term is defined in Rule 501 of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

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5.8 Restricted Securities.  The Purchaser understands that:

(a) the Shares will not be registered under the Securities Act by reason of a specific exemption therefrom, that such securities must be held by it indefinitely and that the Purchaser must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration;

(b) each certificate representing the Shares, if issued, will be endorsed with the following legends:

(i) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED; and

(ii) Any legend required to be placed thereon under applicable state securities laws.

(c) The Company will instruct its transfer agent not to register the transfer of the Shares (or any portion thereof) unless the conditions specified in the foregoing legends are satisfied, until such time as a transfer is made, pursuant to the terms of this Agreement, and in compliance with Rule 144 under the Securities Act (“Rule 144”) or pursuant to a registration statement or, if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement.

5.9 No Short Sales.  The Purchaser has not engaged, and will not engage, in any short sales of the Company’s Common Stock within the 50 trading days prior to the Closing Date.

5.10 No Legal, Tax or Investment Advice.  The Purchaser understands that nothing in the SEC Filings, this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice and that independent legal counsel has reviewed these documents and materials on the Purchaser’s behalf.  The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

5.11 No Brokers or Finders.  The Purchaser is not a party to any contract, agreement or understanding with any Person that would give rise to a claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement (including the issuance and sale of the Shares).

6.	Conditions to the Company’s Obligations at Closing.

The Company’s obligation to sell, issue and deliver the Shares to the Purchaser at the Closing shall be subject to the following conditions to the extent not waived in writing by the Company:

6.1 Receipt of Payment.  The Company shall have received payment in full, by wire transfer of immediately available funds, for the Shares, at a price per share equal to the Share Price pursuant to Section 3.2.

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6.2 Representations and Warranties; Obligations.  The representations and warranties made by the Purchaser in Section 5 hereof shall be true and correct on the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that specifically address matters only as of a particular date).  The Purchaser shall have performed and complied with all obligations and conditions required to be performed and complied with by the Purchaser under this Agreement on or prior to the Closing Date.

6.3 HSR Act.  Any waiting period applicable to the consummation of the issuance and sale of the Shares to the Purchaser under the HSR Act shall have expired or been terminated.

7.	Conditions to the Purchasers’ Obligations At Closing.

The Purchaser’s obligation to accept delivery of and pay for the Shares at the Closing shall be subject to the following conditions to the extent not waived in writing by the Purchaser:

7.1 Representations and Warranties; Obligations.  The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that specifically address matters only as of a particular date).  The Company shall have performed and complied with all obligations and conditions to be performed and complied with by the Company under this Agreement on or prior to the Closing Date.

7.2 HSR Act.  Any waiting period applicable to the consummation of the issuance and sale of the Shares to the Purchaser under the HSR Act shall have expired or been terminated.

7.3 No Material Adverse Effect.  Since December 31, 2015, no event or events shall have occurred and be continuing that constitutes a Material Adverse Effect.

7.4 Nasdaq Listing.  The Shares shall have been approved for listing on the Nasdaq Capital Market subject to notice of issuance by the Company.

7.5 Compliance Certificate.  The Company shall have delivered to the Purchaser a certificate dated the Closing Date, signed by the Company’s Chief Executive Officer, certifying that the conditions set forth in this Section 7 have been satisfied.

8.	Registration Rights.

8.1 Registration of Shares.

(a) At any time that the Purchaser is entitled to sell or transfer any Shares pursuant to Article 9 hereof, the Purchaser may request, in writing, that the Company effect the registration for resale of Registrable Shares pursuant to a Registration Statement.  Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration for resale of all such Registrable Shares.  If the Purchaser intends to distribute the Registrable Shares by means of an underwriting, it shall so advise the Company in its request.

(b) The Company shall not be required to effect more than one registration pursuant to this Section 8.1.  If the Company has filed a registration statement within six months of the proposed date of filing of the applicable Registration Statement, the Company shall not be obligated to file a Registration Statement until after the end of such six month period.  A registration shall not be

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counted as “effected” for purposes of this Section 8.1(b) until such time as the applicable registration statement has been declared effective by the SEC.

(c) If at the time of any request to register Registrable Shares pursuant to this Section 8.1, the Company is engaged in any activity which, in the good faith determination of the Company’s Board of Directors (the “Board”), would be adversely affected by the requested registration, then the Company may at its option direct that such request be delayed for a period not in excess of three months from the effective date of such offering or the date of commencement of such other material activity, as the case may be, such right to delay a given request may not be exercised by the Company more than once in any one-year period.

8.2 Registration Procedures.  If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall do no less than the following:

(a) The Company shall file with the SEC a Registration Statement with respect to such Registrable Shares within 30 days after receiving such request and use its best efforts to cause that Registration Statement to become effective as soon as is reasonably possible.

(b) The Company shall as expeditiously as possible prepare and file with the SEC any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement and such SEC Filings and other filings required by the SEC, in each case, as may be necessary to keep the Registration Statement effective, in the case of a firm commitment underwritten public offering, until each underwriter has completed the distribution of all securities purchased by it and, in the case of any other offering, until the earlier of the sale of all Registrable Shares covered thereby or such time as all of the Registrable Shares held by the Purchaser that are registered under such Registration Statement can be sold pursuant to Rule 144 without volume limitations or other limitations that would restrict sales under Rule 144 (or any similar provisions then in force) under the Securities Act.  Notwithstanding the foregoing, if, at any time following the effectiveness of a Registration Statement, the Company shall have determined that the Company may be required to disclose any material corporate development, the Company may suspend the effectiveness of a Registration Statement until such time as an amendment to such Registration Statement has been filed by the Company and declared effective by the SEC or until such time as the Company has filed an appropriate report with the SEC pursuant to the Exchange Act, by giving notice to the Purchaser.  The Company will use its best efforts to limit the length of any period of suspension of a Registration Statements to a reasonable period of time (which shall in no event be longer than 90 days or such longer period of time as is required, due to circumstances outside of the Company’s control, such as a delay by the SEC) (a “Suspension Period”), and further, the Company will use its best efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and end the Suspension Period.  The Purchaser agrees that, upon receipt of any notice from the Company of a Suspension Period, the Purchaser will not sell any Registrable Shares pursuant to the Registration Statement during the Suspension Period until (i) the Purchaser is advised in writing by the Company that the use of the applicable prospectus may be resumed, (ii) the Purchaser has received copies of any additional or supplemental or amended prospectus, if applicable, and (iii) the Purchaser has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such prospectus.

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(c) The Company shall furnish to the Purchaser such reasonable numbers of copies of the prospectus and the Registration Statement, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Purchaser may reasonably request in order to facilitate the public sale or other disposition of its Registrable Shares.  If the Company has delivered preliminary or final prospectuses to the Purchaser and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Purchaser and, if requested, the Purchaser shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company.  The Company shall promptly provide the Purchaser with revised prospectuses and, following receipt of the revised prospectuses, the Purchaser shall be free to resume making offers of its Registrable Shares.

(d) The Purchaser hereby covenants with the Company, in connection with any sale of the Registrable Shares, the Purchaser shall cause the prospectus delivery requirements under the Securities Act to be satisfied and shall otherwise comply with all applicable laws, rules and regulations.  The Purchaser acknowledges and agrees that the Registrable Shares sold pursuant to the Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing such Registrable Shares (or reference to the book entry if stock certificates do not represent the Registrable Shares) is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Registrable Shares have been sold in accordance with such Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.

(e) The Company shall use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or blue sky laws of such states as the Purchaser shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Purchaser to consummate the public sale or other disposition in such states of its Registrable Shares; provided, however, that the Company shall not be required in connection with this Section 8.2(e) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(f) The Company shall promptly notify the Purchaser of the happening of any event as a result of which the prospectus included in any Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

8.3 Allocation of Expenses.  The Company will pay all Registration Expenses of any registration under this Agreement.  The Purchaser will pay all other expenses incurred in connection with any registration hereunder.

8.4 Indemnification and Contribution.

(a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares, and each other Person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling Person may become subject under the Securities Act, the Exchange Act, state securities or blue sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were

17.

registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, underwriter and each such controlling Person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter or controlling Person specifically for use in the preparation thereof.

(b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each Person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling Person may become subject under the Securities Act, Exchange Act, state securities or blue sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Company by or on behalf of such seller specifically for use in connection with the preparation of such Registration Statement, prospectuses, amendment or supplement; provided, however, that the obligations of each seller of Registrable Shares hereunder shall be limited to an amount equal to the proceeds to such seller of Registrable Shares sold in connection with such registration.

(c) Each party entitled to indemnification under this Section 8.4 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8.4.  The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding.  No Indemnifying Party, in the defense of any such claim or litigation shall, except with the written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Party of a release from all liability in respect

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of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of each other Indemnified Party.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) the Purchaser makes a claim for indemnification pursuant to this Section 8.4 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 8.4 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of the Purchaser in circumstances for which indemnification is provided under this Section 8.4; then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.4(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8.4(d).  The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Indemnified Party in connection with investigating or, except as provided in Section 8.4(c), defending any such action or claim.  Notwithstanding the provisions of this Section 8.4(d), (A) the Purchaser will not be required to contribute any amount in excess of the net proceeds to it of all Registrable Shares sold by it pursuant to such Registration Statement, and (B) no Person guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

8.5 Information from the Purchaser.  If the Purchaser requests a registration pursuant to Section 8.1, it shall furnish to the Company such information regarding the Purchaser and the distribution proposed by the Purchaser as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

8.6 Rule 144 Requirements.  The Company agrees to:

(a) make and keep public information available in compliance with the requirements of Rule 144;

(b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

(c) furnish to the Purchaser upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and the reporting requirements of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as the Purchaser may reasonably request to avail itself of any similar rule or regulation of the SEC allowing it to sell the Shares without registration; and

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(d) in connection with any sale, transfer or other disposition by the Purchaser of any Registrable Shares pursuant to Rule 144, upon receipt of reasonable documentation and representations from Purchaser regarding such sale, promptly cause the timely preparation and delivery of certificates representing the Registrable Shares to be sold and the removal of any legend restricting transfers of the Registrable Shares, and enable certificates for such Registrable Shares to be issued (or, in the case of book-entry shares, make or cause to be made appropriate notifications on the books of the Company’s transfer agent) for such number of shares and registered in such names as the Purchaser may reasonably request.

8.7 Market Stand‑Off.  Following the termination of the transfer restrictions in Article 9, if requested by the representative of the underwriters or placement agents in connection with an offering of Common Stock (or other securities) of the Company, the Purchaser shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by the Purchaser for a period specified by a representative of the underwriters, in any case not to exceed 90 days following any registered offering of the Common Stock of the Company.  The obligations described in this Section 8.7 shall not apply to a registration effected pursuant to a Registration Statement.  The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said periods.  The Purchaser agrees to execute such agreements as may be reasonably requested by any underwriters that are consistent with this Section 8.7 or that are necessary to give further effect thereto.  The obligations of the Purchaser under this Section 8.7 shall (i) terminate immediately upon the Purchaser beneficially owning in the aggregate less than 10% of the Company’s outstanding Common Stock, and (ii) apply only so long as all executive officers and directors of the Company agree to similar restrictions relating to such registered offering.

8.8 Termination of Registration Rights.  All of the Company’s obligations to register Registrable Shares, and the Purchaser’s rights to cause such registration, under this Agreement shall cease and terminate upon the earlier of (a) such time as all of the Registrable Shares have been sold by the Purchaser in one or more transactions in which the Purchaser’s registration rights under this Section 8 have not been transferred under Section 8.9 or (b) the Purchaser can resell all of its Shares without volume restrictions pursuant to Rule 144 or other limitations that would restrict sales under Rule 144 (or any similar provisions then in force) under the Securities Act.

8.9 Transfer of Registration Rights.  Subject to Article 9, the rights granted to the Purchaser by the Company under this Article 8 may be assigned in full by the Purchaser to a third party in connection with a sale by the Purchaser of Registrable Shares to such third party, provided, that (a) such transfer is effected in accordance with applicable securities laws; and (b) such transferee agrees to comply with the terms and provisions of this Agreement, and such transfer is otherwise in compliance with this Agreement.  Except as specifically permitted by this Section 8.9, the rights of a holder of Registrable Shares shall not be transferable to any other Person, and any attempted transfer shall cause all rights of such holder therein to be forfeited.

9.	Restrictions on Transfer.

The Purchaser agrees not to make any disposition of all or any portion of the Shares until the date that is the second anniversary of the Closing Date (such date the “Transfer Restriction Expiration Date”).  For the avoidance of doubt, subject to Section 8.7, following the Transfer Restriction Expiration Date, the Purchaser shall have the right hereunder to sell all or any portion of the Shares.

10.	Additional Covenants.

10.1 Standstill.  The Purchaser agrees that for so long as it and its wholly-owned subsidiaries beneficially own 10% or more of the issued and outstanding Common Stock or it has a representative acting in an observer

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or director capacity on the Board, except with the prior written consent of the Company, the Purchaser shall not, and shall cause its wholly-owned subsidiaries not to:

(a) acquire, offer to acquire, agree to acquire or cause or effect the acquisition of, directly or indirectly, by purchase or otherwise, beneficial ownership of any securities of the Company or any instruments convertible into or exchangeable or exercisable for securities of the Company (the “Company Securities”) such that the aggregate beneficial ownership of the Purchaser and its wholly-owned subsidiaries (on a combined basis) is 20% or more of the Company’s outstanding Common Stock, unless such Company Securities are acquired by way of stock dividends or other distributions or offerings made available to holders of Company Securities generally on a pro rata basis;

(b) solicit or encourage any other entity to solicit proxies (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any matter involving the Company or otherwise initiate, propose or solicit, or induce any other Person to initiate, propose or solicit any stockholder of the Company, any stockholder proposal, any tender offer for Company Securities, any change of control of the Company, or for the purpose of convening a stockholders’ meeting of the Company;

(c) deposit any Company Securities in any voting trust or subject them to any voting agreement or other agreement of similar effect;

(d) join or form any partnership, limited partnership, syndicate, or other group within the meaning of Section 13(d)(3) of the Exchange Act for the purpose of circumventing or avoiding any of the provisions of this Section 10.1 or encourage, advise or, for the purpose of circumventing or avoiding any of the provisions of this Section 10.1, assist any Person to do any of the foregoing or otherwise take any action individually or jointly with any partnership, limited partnership, syndicate, or other group or assist any other Person or group in taking any action it could not individually take under this Section 10.1;

(e) make, effect, cause, initiate or participate in any Acquisition Transaction (as defined below) with respect to the Company, except as permitted by this Agreement; or

(f) make any public proposals to the Company or any of its Affiliates, directors, officers, or employees concerning any Acquisition Transaction or take any action that would require the Company to make a public announcement regarding the possibility of an Acquisition Transaction with the Purchaser or any of its Affiliates.

(g) For purposes of this Section 10.1, “Acquisition Transaction” shall mean any transaction involving: (i) any sale, license, lease, exchange, transfer or other disposition of the assets of the Company or any subsidiary of the Company constituting more than 50% of the consolidated assets of the Company or accounting for more than 50% of the consolidated revenues of the Company in any one transaction or in a series of related transactions; (ii) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any Person involving more than 50% of the outstanding shares of capital stock of the Company; or (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving the Company or any subsidiary of the Company whereby the holders of voting capital stock of the Company immediately prior to any such transaction hold less than 50% of the voting capital stock of the Company or the surviving corporation (or its parent company) immediately after the consummation of any such transaction.

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Notwithstanding the foregoing, nothing in this Section 10.1 shall prohibit the Purchaser from submitting to the Board one or more confidential proposals or offers for a potential Acquisition Transaction (as long as such confidential offer or proposal is made in a manner that would not reasonably be expected to require the Purchaser or the Company to make a public announcement regarding such confidential offer or proposal).

10.2 Termination of Standstill.  The obligations of the Purchaser under Section 10.1 shall terminate in the event (a) of any bona fide unsolicited third party tender or exchange offer for at least 50% of the outstanding voting capital stock of the Company, (b) the Company enters into any agreement for an Acquisition Transaction with any entity not affiliated with the Purchaser, (c) the Company, upon the decision of the Board, initiates a structured auction process with regard to an Acquisition Transaction, but excluding any market check in response to an unsolicited proposal made by any entity not affiliated with the Purchaser, (d) any Person or group unaffiliated with the Purchaser acquires beneficial ownership of more than 35% of the Common Stock, or (e) the occurrence of a Bankruptcy Event.  All of the provisions of Section 10.1 shall be reinstated and shall apply in full force according to their terms in the event that: (i) if the provisions of Section 10.1 shall have terminated as the result of a tender or exchange offer, such tender or exchange offer (as originally made or as amended or modified) shall have terminated (without closing) prior to the commencement of a tender or exchange offer by the Purchaser that would have been permitted to be made pursuant to this Section 10.2 as a result of such third-party tender or exchange offer; (ii) any tender or exchange offer by the Purchaser (as originally made or as extended or modified) that was permitted to be made pursuant to this Section 10.2 shall have terminated (without closing); or (iii) if the provisions of Section 10.1 shall have terminated as a result of any action by the Company referred to in this Section 10.2, the Company shall have determined not to take any of such actions (and no such transaction shall have closed) prior to the commencement of any action by the Purchaser that would have been permitted to be made pursuant to this Section 10.2 as a result of the initial determination of the Company referred to in this Section 10.2.  Upon reinstatement of the provisions of Section 10.2, the provisions of this Section 10.2 shall continue to govern in the event that any of the events described in this Section 10.2 shall occur.

10.3 Efforts to Complete.

(a) Each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to: (i) cause the conditions set forth in Section 6 and Section 7 to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental authorities and make all necessary registrations, declarations and filings with governmental authorities; and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Each party shall cooperate with one another in good faith to (i) promptly determine whether any filings are required to be or should be made, and whether any other consents, approvals, permits or authorizations are required to be or should be obtained, from any governmental authority under any other applicable law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

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10.4 Voting Agreement.

(a) At any meeting of the stockholders of the Company, however called, or at any adjournment thereof, (i) the Purchaser shall appear or otherwise cause all its shares of Common Stock to be present thereat for purposes of calculating a quorum, through granting a proxy or otherwise, (ii) the Purchaser shall vote (or cause to be voted) all of its shares of Common Stock, in accordance with (e.g.  for, against, withheld, abstain and/or electing any other choice (such as frequency for any stockholder vote on executive compensation)) the recommendation of the Board as set forth in the applicable SEC Filings and (iii) if such meeting involves a vote regarding an Acquisition Transaction or similar transaction that would give rise to any appraisal rights or dissenter’s rights in respect of its shares of Common Stock, the Purchaser agrees to waive and not to exercise such appraisal rights or dissenter’s rights.

(b) The provisions of this Section 10.4 shall terminate upon the earliest of any of the following events: (i) the Common Stock held by the Purchaser represents less than 10% of the issued and outstanding shares of the Company’s Common Stock, (ii) an Acquisition Transaction being consummated with respect to the Company and (iii) a Bankruptcy Event; provided, that notwithstanding this Section 10.4(b), if applicable, clause (iii) of Section 10.4(a) shall survive until the expiration of any period in which to perfect or exercise such appraisal rights or dissenter’s rights.

10.5 Purchaser Board Rights.

(a) If and for so long as the Purchaser, together with its Affiliates, holds not less than 15% of the issued and outstanding Common Stock, the Purchaser shall have the right to send one representative, who shall initially be Dr.  Ei Yamada, (the “Representative”) to attend in a non-voting capacity all meetings of the Board; provided, that the Company shall have the right to exclude the Representative from access to any material or meeting, or portion thereof, if the Company determines in good faith that there is a conflict of interest, or such exclusion is reasonably necessary to preserve its attorney-client privilege or confidentiality.  In the event the Representative is unable to attend a meeting of the Board, he or she may appoint a delegate to attend such meeting in the Representative’s place; provided that such delegate is approved by the Company in advance, which such approval must not be unreasonably withheld, conditioned or delayed, and provided further that each such delegate shall be deemed to be a “Representative” for purposes of Section 10.5(b).  If the Representative resigns or for any other reason ceases to serve in such capacity, the Purchaser may designate a successor Representative, who shall be subject to the Company’s approval which such approval must not be unreasonably withheld, conditioned or delayed.

(b) The Purchaser agrees, and shall cause the Representative to agree, to hold in confidence and trust and not use or disclose to any third party any information provided to or learned by the Purchaser or its Representative in connection with the Purchaser’s rights under this Section 10.5 or in connection with the Representative’s attendance at any meetings of the Board (collectively, “Confidential Information”).  The foregoing obligations of confidentiality shall not apply to any information that (i) the Purchaser possesses without obligation of confidentiality prior to the date hereof, (ii) the Purchaser develops independently without reference to or reliance on any Confidential Information, (iii) the Purchaser rightfully receives from a third party without any obligation of confidentiality, or (iv) is or becomes publicly available without breach of this Agreement Nothing herein shall prohibit any disclosure of information to the extent required by the order of a court of competent jurisdiction or pursuant to applicable law, rule or regulation, provided that, unless otherwise prohibited by law or court order, the Purchaser shall use all commercially reasonable

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efforts to give the Company prior written notice of such disclosure in order that the Company may seek (with the Purchaser’s reasonable cooperation) a protective order, confidential treatment, or other appropriate remedy (at the Company’s sole cost and expense).

(c) If the Purchaser has continuously held not less than 15% of the issued and outstanding Common Stock from the Closing through the second anniversary of the Closing Date, the Company will appoint the Representative to the Board as a director of the Company, subject to later reelection by the Company’s stockholders.

10.6 Notification of Certain Matters.  From the Effective Date through the Closing, the Company shall give prompt written notice to the Purchaser of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause a Material Adverse Effect on the Company or its ability to satisfy the conditions to closing contained in Section 7.  From the Effective Date through the Closing, the Purchaser shall give prompt written notice to the Company of the occurrence or non-occurrence of any event known to the Purchaser the occurrence or non-occurrence of which would reasonably be expected to materially impair the Purchaser’s ability to satisfy the conditions to closing contained in Section 6.

10.7 Publicity and Announcements.  All press releases and other public disclosures concerning the transactions contemplated by this Agreement will be subject to review and approval by the Company and the Purchaser, such approval not to be unreasonably withheld, conditioned or delayed; provided, that to the extent a party shall be required to make an announcement, disclosure or filing pursuant to any law of its home jurisdiction or any jurisdiction in which any of its securities are publicly traded or the rules of any stock exchange upon which its securities are listed or any securities quotation system on which such securities are traded, it shall be permitted to do so without an approval of the Company or the Purchaser, as the case may be; provided, further that such party has used commercially reasonable efforts to consult with the Company or the Purchaser, as the case may be, and strictly limits such announcement, disclosure or filing to the minimum disclosure required by law or such rules.  The other parties may then also make an announcement, disclosure or filing containing the same.

11.	Indemnification.

11.1 Survival.  Each of the representations and warranties set forth in this Agreement shall survive the Closing of this Agreement and expire 12 months after the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period); other than the representations and warranties set forth in Sections 4.1 through 4.4, which shall survive the Closing of this Agreement indefinitely.  All covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date, shall terminate 12 months after the Closing Date.

11.2 Indemnification.

(a) The Company agrees to indemnify and hold harmless the Purchaser and each of its directors, officers, employees, and statutory auditors (the “SPA Purchaser Indemnified Parties”) to the fullest extent permitted under applicable Law from and against any and all Losses arising out of or resulting from (i) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement, or (ii) the Company’s breach of its agreements or covenants in this Agreement.  For purposes of this Section 11.2(a), in determining the amount of any Losses in respect of the failure of any representation or warranty to be true and correct as of any particular date, and not in determining if a breach has occurred, the representations and warranties in this Agreement (including any

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disclosure schedules provided against the representations and warranties in this Agreement) shall be deemed to have been made without any qualifications as to “Material Adverse Effect,” “material,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom.

(b) The Purchaser agrees to indemnify and hold harmless the Company and its directors, officers, and employees (the “Company Indemnified Parties”) to the fullest extent permitted under applicable Law from and against any and all Losses arising out of or resulting from (i) any inaccuracy in or breach of the Purchaser’s representations or warranties in this Agreement, or (ii) any breach of the Purchaser’s agreements or covenants in this Agreement.

11.3 Claims.

(a) An SPA Purchaser Indemnified Party or a Company Indemnified Party, as the case may be, entitled to indemnification under this Section 11 shall give written notice to the party from whom indemnification is sought of any claim with respect to which it seeks indemnification promptly after the discovery by such indemnified Person of any matters giving rise to a claim for indemnification hereunder; provided, that the failure of any indemnified Person to give notice as provided herein shall not relieve the Company or the Purchaser (as the case may be) of its obligations under this Section 11 unless and to the extent that the Company or the Purchaser (as the case may be) shall have been actually materially prejudiced by the failure of such indemnified Person to so notify the Company or the Purchaser (as the case may be).  Such notice shall describe in reasonable detail such claim.

(b) In case any such action, suit, claim or proceeding is brought against a SPA Purchaser Indemnified Party or a Company Indemnified Party, as the case may be, by a third-party, the Company or the Purchaser (as the case may be) shall be entitled to assume and conduct the defense thereof, with counsel reasonably satisfactory to the indemnified Person, unless (i) such claim seeks remedies, in addition to or other than, monetary damages that are reasonably likely to be awarded, (ii) such claim involves a criminal proceeding, (iii) counsel to the indemnified Person advises the Company or the Purchaser (as the case may be) in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Company or the Purchaser (as the case may be) and the indemnified Person, or (iv) the Company or the Purchaser (as the case may be) shall not have assumed the defense of the third-party claim within 10 Business Days of receipt of the first notice of such third-party claim sent by the indemnified Person to the Company or the Purchaser (as the case may be) (or sooner, if the nature of the third-party claim so requires or a more timely response is advisable to avoid jeopardizing the defense against such third-party claim).  If any one of the foregoing clauses (i) through (iv) applies, the indemnified Person shall be entitled to retain its own counsel at the cost and expense of the Company or the Purchaser (as the case may be) (except that the Company or the Purchaser (as the case may be) shall only be liable for the legal fees and expenses of one law firm for the indemnified Person).  If the Company or the Purchaser (as the case may be) assumes the defense of any claim, the indemnified Person shall nevertheless be entitled to hire, at its own expense, separate counsel and participate in the defense thereof.  The Company or the Purchaser (as the case may be) shall not, without the indemnified Person’s prior written consent (not to be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of the indemnified Person from all liability arising out of such action, suit, claim or proceeding.  If the indemnifying Party is not assuming and conducting the

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defense of an indemnifiable claim, then the indemnified Person shall not settle or compromise an indemnifiable claim without the indemnifying Party’s prior consent, which consent shall not be unreasonably withheld, delayed or conditioned.

11.4 Exclusive Remedy.  Except for actions grounded in fraud, willful misconduct, intentional misrepresentation or criminal activity, from and after the Closing, the indemnification provided in this Section 11 shall constitute the sole and exclusive remedy for an indemnified Person under this Section 11 for damages arising out of, resulting from or incurred in connection with any claims relating to this Agreement or arising out of the transactions contemplated hereby; provided however, that this exclusive remedy for damages shall not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.

11.5 No Limitations.   No investigation by or knowledge of an SPA Purchaser Indemnified Party or a Company Indemnified Party, as the case may be, shall limit such indemnified Person’s exercise of any right under this Section 11 or be deemed to be a waiver of any such right.  The parties further acknowledge and agree that the indemnification provisions provided in Section 8 are separate and discrete obligations of the parties and shall have no impact whatsoever on the indemnification provisions in this Section 11.

12.	Termination

12.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and the Purchaser;

(b) by the Purchaser, if (i) the Company shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach is not cured within ten (10) Business Days after the Company receives written notice thereof from the Purchaser (or such shorter period between the date of such notice and the Closing), and (iii) such breach would cause any of the conditions set forth in Section 7 not to be satisfied;

(c) by the Company, if (i) the Purchaser shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach is not cured within 10 Business Days after the Purchaser receives written notice thereof from the Company (or such shorter period between the date of such notice and the Closing), and (iii) such breach would cause any of the conditions set forth in Section 6 not to be satisfied;

(d) by the Company or the Purchaser if the Closing shall not have occurred by August 4th, 2016 or such other date as mutually agreed in writing by the parties (the “Outside Date”); provided, however, that the right to terminate this Agreement under this subclause (d) shall not be available to a party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date; or

(e) by the Purchaser in the event (i) (x) any Person unaffiliated with the Purchaser, whether singly or as part of a group, acquires more than 35% of the Common Stock or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise), or (y) the Company shall enter into a definitive agreement with respect to, or shall publicly announce that it plans to enter into a transaction with respect to, any of the foregoing, (ii) a Bankruptcy Event, or (iii) of any transaction or other event in which the Common Stock no longer is required to be registered under the Exchange Act.

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12.2 Effect of Termination.  In the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of this Agreement that occurred before such termination, and the terms of Sections 10.5 (b), 10.7, 12, and 13 shall survive any such termination.

13.	Miscellaneous.

13.1 Waivers and Amendments; Delays.  Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and the Purchaser.

No delay or omission to exercise any right, power or remedy accruing to the Purchaser, upon any breach or default of the Company under this Agreement, shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or a waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind of character on the Purchaser’s part of any breach or default under this Agreement, or any waiver on the Purchaser’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Purchaser, shall be cumulative and not alternative.

13.2 Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.3 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

13.4 Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted exclusively to arbitration.  Arbitration shall be administered by the American Arbitration Association (“AAA”) under the AAA’s International Arbitration Rules.  The arbitral tribunal award shall be final and binding, shall be the sole and exclusive remedy regarding any and all claims and counterclaims presented, and may not be reviewed by or appealed to any court except for enforcement.  Any arbitration under this Agreement shall be conducted in San Francisco, California, USA and in the English language, including all oral presentations and arguments as well as all documentation.

13.5 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart of this Agreement.

13.6 Successors and Assigns.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, (a) that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of the business of such party to a third party, whether by merger, sale of stock, sale of assets or otherwise, and (b) the Purchaser may assign this Agreement and its rights and obligations hereunder without the Company’s consent to an Affiliate; provided, that, the Purchaser shall remain liable and responsible to the Company hereto for the performance and observance of all such duties and obligations by such Affiliate.

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The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  Any assignment not in accordance with this Agreement shall be void.

13.7 Entire Agreement.  This Agreement and other documents delivered pursuant hereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof whether or not the Closing shall have occurred.

13.8 Payment of Fees and Expenses.  Each of the Company and the Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

13.9 Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address given below, or at any address such party has previously designated by prior written notice to the other.  Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, seven days after the date of postmark; or (c) if delivered by overnight courier, the second business day the overnight courier regularly makes deliveries.

(a)	If to the Company, notices must be addressed to:

Vical Incorporated

10390 Pacific Center Court

San Diego, CA 92121

Attention:

Telephone:

Facsimile: 858-646-1152

(b)	If to the Purchaser, notices must be addressed to:

AnGes MG, Inc.

5F, Mita Suzuki Bldg., 5-20-14

Shiba, Minato‑ku, Tokyo, 108-0014

Japan

Telephone: 81-3-5730-2480

Facsimile: 81-3-5730-2635

13.10 Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

13.11 Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED.

[Signature Page to Follow]

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In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Vical Incorporated

By:	/s/ Vijay B. Samant
Name:	Vijay B. Samant
Title:	President and CEO

AnGes MG, Inc.

By:	/s/ Ei Yamada
Name:	Ei Yamada, Ph.D
Title:	President and CEO

[Signature Page to Stock Purchase Agreement]